News

DENBURY ANNOUNCES EXTENSION OF DEADLINE TO RECEIVE EARLY PARTICIPATION PREMIUM IN ITS PREVIOUSLY ANNOUNCED OFFERS TO EXCHANGE OUTSTANDING SENIOR SUBORDINATED NOTES FOR NEW
7½% SENIOR NOTES DUE 2022

PLANO, TX – January 8, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced it has extended the early participation deadline of the previously announced Exchange Offers to Eligible Holders (as defined below) of its outstanding 6⅜% Senior Subordinated Notes due 2021, 5½% Senior Subordinated Notes due 2022, and 4⅝% Senior Subordinated Notes due 2023 (collectively, the “Old Notes”) to exchange a portion of their Old Notes for newly issued 7½% Senior Notes due May 15, 2022 (the “New Senior Notes”).

The “Early Participation Deadline” has been extended to 11:59 p.m., New York City time, on January 20, 2016 from 5:00 p.m., New York City time, on January 7, 2016. Eligible Holders whose Old Notes prior to Early Participation Deadline, as amended, and accepted will receive the “Total Exchange Consideration” described in the offering memorandum referred to below. All other applicable terms and conditions of the Exchange Offers remain.

The Exchange Offers will expire at 11:59 p.m., New York City time, on January 20, 2016. Holders who have already validly tendered and not validly withdrawn their Old Notes do not need to re-tender their Old Notes. Eligible Holders who have previously tendered their Old Notes can no longer validly withdraw those notes from the Exchange Offers, except to the extent required by law, as withdrawal rights expired on January 7, 2016 at 5:00 p.m., New York City time. Old Notes tendered after January 7, 2016 at 5:00 p.m. cannot be withdrawn, except to the extent required by law.

The Exchange Offers are subject to, and conditioned upon, the satisfaction or waiver of conditions set out in the offering memorandum and the related letter of transmittal, each dated December 21, 2015, subject to the Company’s right to amend or terminate any of the Exchange Offers prior to the Expiration Time.

The New Senior Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The New Senior Notes may not be offered or sold within the United States, absent registration or an applicable exemption from registration requirements. The Exchange Offers are extended only to “Eligible Holders” of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S, as defined under applicable securities laws.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.
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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825